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                                                                Exhibit 99(d)(2)

                              ASSUMPTION AGREEMENT

     THIS ASSUMPTION AGREEMENT is made as of February 1, 2004, by and between Ariel Capital Management, LLC, a Delaware limited liability company, and Lincoln Capital Fixed Income Management Company, LLC, a Delaware limited liability company ("Lincoln Capital").

     WHEREAS, Ariel Capital Management, Inc. has employed Lincoln Capital to serve as sub-adviser responsible for managing the assets of the Ariel Premier Bond Fund, a series of Ariel Investment Trust, pursuant to a currently effective Sub-Advisory Agreement between the parties dated May 20, 2003 (the "Agreement"); and

     WHEREAS, effective as of the date of this Assumption Agreement, Ariel Capital Management, Inc. is restructuring from a subchapter S corporation to a limited liability company named Ariel Capital Management, LLC to facilitate increased employee ownership; and

     WHEREAS, the reorganization of Ariel Capital Management, Inc. into Ariel Capital Management, LLC does not result in a change of actual control or management of the company, and thus does not constitute an "assignment" of the Agreement as that term is defined under the Investment Company Act of 1940.

     NOW, THEREFORE, the parties hereto agree as follows:

          1. The Agreement currently in effect between Ariel Capital Management, Inc. and Lincoln Capital relating to the Ariel Premier Bond Fund is hereby assumed in its entirety by Ariel Capital Management, LLC, except that all references to Ariel Capital Management, Inc. shall be replaced with references to Ariel Capital Management, LLC.

          2. Ariel Capital Management, LLC assumes and agrees to perform and be bound by all of the terms of the Agreement and the obligations, duties and covenants of Ariel Capital Management, Inc. thereunder.

          3. The Agreement shall continue in full force and effect as set forth therein for the remainder of its term.

          4. This Assumption Agreement may be executed in one or more counterparts which, taken together, shall constitute one and the same document.

     IN WITNESS WHEREOF, the undersigned have executed this Assumption Agreement as of the date set forth above.

Ariel Capital Management, LLC           Lincoln Capital Fixed Income Management
                                        Company, LLC


By: /s/ ANITA M. ZAGRODNIK              By: /s/ LORRAINE L. HOLLAND
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Name: ANITA M. ZAGRODNIK                Name: LORRAINE L. HOLLAND
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Title: VICE PRESIDENT                   Title: MANAGING DIRECTOR
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